Exhibit 99.1

Informa TechTarget

February 27, 2026

Informa TechTarget Announces Director Change

NEWTON, Mass: TechTarget, Inc. (Nasdaq: TTGT), (“Informa TechTarget” or the “Company”), a leading growth accelerator for the B2B Technology sector, today announced that Patrick Martell will become a non-executive director and Chair of Informa TechTarget.

Patrick Martell, the New York-based Chief Executive of Informa Markets, will succeed Mary McDowell. Mary’s knowledge of Informa and its businesses from her previous non-executive role as Senior Independent Director of Informa PLC (and prior to this as Non-Executive Director of UBM plc) made her the ideal Chair of Informa TechTarget through its combination program, which is now complete.

Patrick will take over as Chair from March 1, 2026.

Contacts
Dan Noreck, Chief Financial Officer	+1 617 431 9200
Garrett Mann, Corporate Communications	+1 617 431 9371

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